UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2016

GOPRO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3000 Clearview Way, San Mateo, California 94402
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On March 25, 2016 (the “Closing Date”), GoPro, Inc. (the “Company”) and its wholly owned subsidiary GoPro Coöperatief U.A. (together with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), Wells Fargo Bank, National Association, as Co-Agent, and the lender parties thereto. The Credit Agreement provides for a secured revolving credit facility under which the Borrowers may borrow up to an aggregate of $250.0 million (the “Credit Facility”), and the Borrowers and lenders may increase the total commitments under the Credit Facility to up to $300.0 million, subject to certain conditions. The Credit Facility will terminate, and all outstanding loans become due and payable, on March 25, 2021. There were no loans outstanding under the Credit Facility as of the Closing Date.
The amount that may be borrowed under the Credit Facility is based upon a borrowing base formula with respect to the Borrowers’ inventory and accounts receivable. Outstanding borrowings will accrue interest at floating rates per annum based, at the Borrower’s election, on the London Interbank Offered Rate (“LIBOR”) or the Agent’s base rate, plus an applicable margin of between 1.50% and 2.00% for LIBOR rate loans, and between 0.50% and 1.00% for base rate loans, depending on the level of utilization of the Credit Facility. The Company is required to pay a commitment fee on the unused portion of the Credit Facility of 0.25% or 0.375% per annum, based on the level of utilization of the Credit Facility.
Amounts owing under the Credit Agreement and related credit documents are guaranteed by the Borrowers and their material subsidiaries. The Borrowers and guarantors have also granted security interests in substantially all of their assets to secure these obligations (limited to 65% of the voting equity of foreign subsidiaries, in the case of guarantees of obligations of the Company).
The Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements and delivery of borrowing base certificates, as well as customary covenants that limit the ability of the Company and its subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, make investments and redeem or repurchase stock. The Company is required to maintain a minimum fixed charge coverage ratio if and when the unborrowed availability under the Credit Facility is less than the greater of $25.0 million or 10.0% of the borrowing base at such time.
The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control or breach of representations and warranties or covenants. Upon an event of default, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated: March 29, 2016	By: /s/ Brian McGee
Brian McGee Chief Financial Officer